AGREEMENT is to be effective as of the 23rd day of May, 2016, by and between Omnivance Advisors, Inc. , maintaining its principal office at 6540 Lusk Blvd. Suite C239, San Diego, CA 92121 (hereinafter referred to as "Omnivance Advisors, Inc. "), and, KSIX Media Holdings, Inc, maintaining its principle office at 10624 S. Eastern Ave. Ste A-910, Henderson, NV 89052 (hereinafter referred to as "Client").

W I T N E S S E T H:

WHEREAS, Omnivance Advisors, Inc. is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Omnivance Advisors, Inc. for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Omnivance Advisors, Inc. . Client herewith engages Omnivance Advisors, Inc., and Omnivance Advisors, Inc. agrees to render to Client public relations, communications, advisory and consulting services, detailed more fully in the SCHEDULE A-2 addendum.

The consulting services to be provided by Omnivance Advisors, Inc. shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities. Client acknowledges that Omnivance Advisors, Inc. 's ability to relate information regarding Client's activities is directly related to the information provided by Client to Omnivance Advisors, Inc. .

Client acknowledges that Omnivance Advisors, Inc. will devote such time as is reasonably necessary to perform the services for Client.

Term and Termination. This Agreement shall be for a period of six (6) months, commencing on the effective date hereof and may be terminated by either party giving thirty (30) days' written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement.

Treatment of Confidential Information. Omnivance Advisors, Inc. shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Omnivance Advisors, Inc. in connection with Omnivance Advisors, Inc. 's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). Omnivance Advisors, Inc. will not be bound by the foregoing limitation in the event:

(I) The Confidential Information is otherwise disseminated and becomes public information,

or

(II) Omnivance Advisors, Inc. is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Omnivance Advisors, Inc. of Other Clients. Client acknowledges and consents to Omnivance Advisors, Inc. rendering public relations, consulting and/or communications services to other clients of Omnivance Advisors, Inc. engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Omnivance Advisors, Inc. . Client acknowledges that Omnivance Advisors, Inc. , in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Omnivance Advisors, Inc. , its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Omnivance Advisors, Inc. .

Indemnification by Omnivance Advisors, Inc. . Omnivance Advisors, Inc. agrees to indemnify, hold harmless and defend Client, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of Omnivance Advisors, Inc. , its subsidiaries, agents, employees or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that Omnivance Advisors, Inc. is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Omnivance Advisors, Inc. or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or State withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation. SEE SCHEDULE A-1

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of California and any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

OMNIVANCE ADVISORS, INC.

By: ______________________ Date: 5/23/16 ______________________ __________

Daniel Wong

Owner

KSIX MEDIA HOLDINGS, INC.

By: ______________________ Date: 5/23/16 By: ______________________ Date: __________

Carter Matzinger

CEO

END

SCHEDULE A-1
(COMPENSATION)

For the services to be rendered and performed by Omnivance Advisors, Inc. during the term of this Agreement, Client shall, upon acceptance of this Agreement, register shares to the name of Omnivance Advisors, Inc. , Inc.

One Thousand ($1,000) dollars per month due at the beginning of each month
Two Hundred and Forty Thousand (240,000) KSIX shares for six (6) months of services due upon inception of agreement.

OMNIVANCE ADVISORS, INC.

By: ______________________ Date: 5/23/16 By: ______________________ Date: ________

Daniel Wong

Owner

KSIX MEDIA HOLDINGS, INC.

By: ______________________ Date: 5/23/16 By: ______________________ Date: ________

Carter Matzinger

CEO

SCHEDULE A-2
(DESCRIPTION OF SERVICES)

Initial CEO Conference Call / Follow-Up Calls Can Be Recorded for Promotional Use

Investment Considerations / Bullet Points Developed

1-to-3 Page Corporate Stock Profile Prepared

Press Release Writing, Conception and Strategy, and Scheduling Services

Chat Room/Social Media Management – Investor Sentiment Management

Current Shareholder Relations, Communications & Management

Postcard Mailers to Existing Shareholders and Target Investors

Gathering of Contact Information and Key Qualifying Data on All Existing Shareholders & Interested Investors

---

END